UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

Pacific Gold Corp.

(Exact name of registrant as specified in its charter)

Nevada	000- 32629	98-0408708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 N. Rainbow Blvd. #2987 Las Vegas, Nevada 89107	89107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 416-214-1483

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 — Submission of Matters to a Vote of Security Holders

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Pacific Gold Corp. (the “Company”) was held on November 13, 2012.

The Company’s stockholders voted on four proposals as follows: (i) to elect two directors for the ensuing year (Proposal 1); (ii) to approve an amendment to the Company’s Articles of Incorporation to (A) effect a reverse stock split of its Common Stock at a specific ratio within a range from 1-for-4 to 1-for-20 and to grant authorization to the Board of Directors to determine, at its discretion, the timing and the specific ratio of the reverse stock split; and (B) a decrease in the number of authorized shares of Common Stock from 5,000,000,000 to 3,000,000,000, subject to the Board of Directors’ authority to abandon such amendment (Proposal 2); (iii) to approve an amendment to the Company’s Articles of Incorporation to change the par value of the Company’s Common Stock from $0.001 per share to no par value; and (iv) to ratify the selection by the Company’s Board of Directors of Silberstein Ungar, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 4).

All nominees for election to the Board as Directors were elected to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal. The stockholders also approved Proposals 2 and 3 and ratified Proposal 4. The number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each Proposal is set forth below.

Proposal 1	Shares For	Shares Withheld	Broker Non-Votes
Robert Landau	1,117,545,479	104,151,004	-0-
Mitchell Geisler	1,117,545,479	104,151,004	-0-

	Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
Proposal 2	1,138,847,127	79,075,418	3,773,938	-0-
Proposal 3	1,091,304,159	123,715,127	6,677,197	-0-
Proposal 4	1,185,511,178	28,294,339	7,890,966	-0-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Gold Corp.

Date: November 16, 2012	By:	/s/ Robert Landau
Name: Robert Landau
Title: CEO